U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2
Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EDGEMONT RESOURCES CORP.
(Exact name of Registrant as specified in its charter)

Nevada	1400	98-0453895
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

112 - 2906 West Broadway Vancouver, B.C., Canada	V6K 2G8
(Name and address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 778-230-0696
Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    |__|

CALCULATION OF REGISTRATION FEE
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TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (3)
Common Stock	2,106,700 shares	$0.25	$526,675	$66.73
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(1)	This price was arbitrarily determined by Edgemont Resources Corp.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(3)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
COPIES OF COMMUNICATIONS TO:
Cane Clark LLP
3273 East Warm Springs Rd., Las Vegas, NV 89120
(702) 312-6255 Fax: (702) 944-7100
Agent for service of process

SUBJECT TO COMPLETION, Dated February 21, 2006

PROSPECTUS
EDGEMONT RESOURCES CORP
2,106,700
COMMON STOCK
INITIAL PUBLIC OFFERING
___________________

The selling shareholders named in this prospectus are offering up to 2,106,700 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We have set an offering price for these securities of $0.25 per share. This offering will expire on September 30, 2006 unless extended by the board of directors. The board of directors has discretion to extend the offering period for a maximum of an additional 90 days.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.25	None	$0.25
Total	$526,675	None	$526,675

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on page 8 - 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: February 21, 2006

Page
Summary	5
Risk Factors	8
Risks Related To Our Financial Condition and Business Model	8
If we do not obtain additional financing to fund our extensive exploration activities and operating expenses, we will be unable to complete all necessary exploration activities resulting in the failure of our business.	8
Because we have only recently commenced business operations, we face a high risk of business failure due to our inability to predict the success of our business	9
Because the probability of locating reserves that are commercially viable is remote, any funds expended on exploration will probably not be recovered.	9
Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.	9
Because of the unique difficulties and uncertainties inherent in mineral exploration and the commercial production business, we face a high risk of business failure	10
Because access to the Johnson mineral claims may be restricted by winter inclement weather and from late spring to early fall, by a high risk of forest fires, we may be delayed in our exploration efforts	10
Because our executive officers do not have any significant training and/or experience in mineral exploration, our financial success could suffer irreparable harm as a result of their decisions and choices.	11
Because our sole executive officer and director lacks formal accounting or finance training, our ability to record, process, summarize and report financial information could be adversely affected and there is a greater likelihood that a material misstatement of the financial statements will not be prevented or detected.	11
Because our management and operations are located outside of the U.S., U.S. investors may face difficulty in effecting service of process against us and our executive officers or directors.	11
Because our president has agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail	12
Because our president, Mr. William Iversen, owns 70.36% of our outstanding common stock and serves as our sole director, investors may find that corporate decisions influenced by Mr. Iversen are inconsistent with the best interests of other stockholders	12
Because our president, Mr. William Iversen, owns 70.36% of our outstanding common stock the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.	12
In the event that the recommendation of our independent consulting geologist favors further exploration and Ram Explorations Ltd. chooses not to remain the operator, we may not be able to find a party to perform this role on terms acceptable to us.	13

In the event that we are unable to successfully compete within the mineral exploration business, we may not be able to achieve profitable operations.	13
Due to numerous factors beyond our control which could affect the marketability of any substances found, we may have difficulty selling any substances if discovered.	13
Risks Related To Legal Uncertainty	14
Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase	14
Because the Province of British Columbia owns the land covered by the Johnson mineral claims and Native land claims might affect the title to the mineral claims or to British Columbia’s title of the property, our business plan may fail	14
Because the Province of British Columbia owns the land covered by the Johnson mineral claims, our availability to conduct an exploratory program on the Johnson mineral claims is subject to the consent of the Province of British Columbia and we can be ejected from the land and Carl von Einsiedel’s interest in the land could be refused.	14
New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	15
Risks Related To This Offering	15
If a market for our common stock does not develop, shareholders may be unable to sell their shares	15
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	15
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in the decrease the value of our common stock and delay or prevent a change in control of us	16
If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.	16
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	16
Because we will subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board the level of trading activity in our stock may be reduced.	17
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	17
Forward-Looking Statements	17
Use of Proceeds	18
Determination of Offering Price	18
Dilution	18
Selling Shareholders	18
Plan of Distribution	23
Legal Proceedings	24
Directors, Executive Officers, Promoters and Control Persons	24
Security Ownership of Certain Beneficial Owners and Management	26
Description of Securities	26

Summary

Edgemont Resources Corp.

We are in the business of mineral exploration and own the rights to explore property on which no minerals have yet been discovered. On November 28, 2005, we entered into a Property Option Agreement and paid approximately $2,100 to acquire an option to purchase a 85% interest in the Johnson mineral claims. We do not have any ownership interest in the property that is covered by the Johnson mineral claims. These mineral claims consist of 3 mineral tenures comprising a total of 25 complete cells and 5 fractional cells. A cell is a measurement for the area of a mineral claim. A cell in our optioned mineral claim area is roughly square and encloses approximately 60 acres. Our 25 cell plus fractions of cells mineral claim option covers an area of approximately 1,502 acres. We refer to these mineral claims as the Johnson mineral claims. Our option on this property is currently unexercised. Under the terms of the Property Option Agreement, we will be able to exercise our option if we make aggregate payments of $41,500 to the optionor on or before December 31, 2008 and an additional $207,500 in aggregate exploration expenses on or before December 31, 2009. We can exercise our option at any time prior to December 31, 2009 if we pay $41,500 to the optionor and incur $207,500 in exploration expenses on the Johnson mineral claims. We will either satisfy the payment terms of the Property Option Agreement in the time frame provided thereby resulting in us exercising this option or we will fail to satisfy the payment terms and be in default of the Property Option Agreement. If we are in default of the Property Option Agreement, the optionor can terminate Property Option Agreement if we fail to cure any default within 45 days after the receipt of notice of default. Our option will expire if we are in default of the Property Option Agreement and fail to cure any default within 45 days after the receipt of notice of default.

We acquired the Johnson mineral claims option based upon a geological report prepared by Mr. Carl von Einsiedel BSc., P. Geo. The Property Option Agreement was entered into by our wholly owned subsidiary, ERC Explorations Ltd. We refer to our subsidiary as ERC. The owner of the Johnson mineral claims is Mr. Carl von Einsiedel and Ram Explorations Ltd., an entity owned and controlled by Mr. von Einsiedel. Ram Explorations Ltd. is the operator of the mineral claims. In order to keep the Johnson mineral claims in good standing with the Province of British Columbia, the Province of British Columbia requires that before the expiry dates of the mineral claims that exploration work on the mineral claims valued at an amount stipulated by the government be completed together with the payment of a filing fee or payment to the Province of British Columbia in lieu of completing exploration work. Ram Explorations Ltd. as property operator is responsible for filing all reports and information with the B.C. Mineral Titles Branch for the purpose of extending the expiry dates of the mineral claims. If we exercise our option the payment of $41,500 to the optionor, Mr. Carl von Einsiedel, will not result in an extension of the expiry dates because that amount is a personal fee charged by Mr. von Einsiedel. Incurring $207,500 in exploration expenses including applicable Canadian taxes will result in an extension of the expiry dates of the mineral claims for the maximum of 10 additional years provided that a report and filing fee not exceeding $207 is remitted to the Province of British Columbia. In the event that no exploration work is completed and a filing fee is paid to the Province of British Columbia in lieu of completing exploration work, the expiry dates of the mineral claims can be extended on an annual basis into perpetuity for a maximum of only 1 additional year.

The Johnson mineral claims are located near the town of Louis Creek in the Kamloops Mining Division of the Province of British Columbia. We have expended approximately $3,400 in connection with our acquisition of an option on the Johnson mineral claims.

Under the terms of the Property Option Agreement, Ram Explorations Ltd. will act as the operator and will oversee the initial phases of the mineral exploration project conducted on the Johnson mineral claims. The Property Option Agreement obligates us to incur exploration expenditures of $8,300 on the first phase exploration program, which must be completed prior to December 31, 2006. In the event that we do not exercise our option, we will have no interest in the Johnson mineral claims and will not be entitled to receive back any of the monies spent to maintain the option.

We commenced our planned exploration program in December 2005. Prior to acquiring our option on the Johnson mineral claims, we incorporated a wholly owned subsidiary, ERC Exploration Ltd., a British Columbia corporation. Our subsidiary, which we refer to as ERC, was formed for the purpose of carrying out our mineral exploration program.

Our plan of operations is to conduct mineral exploration activities on the Johnson mineral claims in order to assess whether these claims possess commercially exploitable mineral deposits. Our exploration program is designed to explore for commercially viable deposits of copper, lead/zinc, gold and other metallic minerals. We have not, nor to our knowledge has any predecessor, identified any commercially exploitable reserves of these minerals on the Johnson mineral claims. We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on the Johnson mineral claims.

Prior to acquiring an option to acquire the Johnson mineral claims, we retained Carl von Einsiedel, a professional consulting geologist and the owner of the Johnson mineral claims. Mr. von Einsiedel prepared a geological report for us on the mineral exploration potential of the claims. Included in this report is a recommended first year exploration program with a budget of $8,300. Exploration costs are billed to us in Canadian dollars, but we will pay those costs in U.S. dollars. The value of Canadian dollars when converted into U.S. currency fluctuates. The amount of funds expended upon exploration in Canada are subject to the Canadian Goods and Services Tax (GST) of 7% of the cost. All dollar amounts provided in this prospectus are stated or quantified in U.S. currency and do not include the GST tax. The dollar amounts provided in this prospectus assume of conversion price $0.83 U.S. dollars to every $1.00 in Canadian dollars.

The mineral exploration program, consisting of geological mapping and sampling, is oriented toward defining drill targets on mineralized zones within the Johnson mineral claims.

Currently, we are uncertain of the number of mineral exploration phases we will conduct before we are able to determine whether there are commercially viable minerals present on the Johnson mineral claims. Further phases beyond the current exploration program will be dependent upon a number of factors such as our consulting geologist’s recommendations and our available funds.

Since we are in the exploration stage of our business plan, we have not earned any revenues from our planned operations. As of October 31, 2005, we had $108,348 cash on hand and liabilities in the amount of $16,420. Accordingly, our working capital position as of October 31, 2005 was $91,928. Since our inception through October 31, 2005, we have incurred a net loss of $15,847. We attribute our net loss to having no revenues to offset our expenses and the professional fees related to the creation and operation of our business. We have sufficient funds to take us through both a first and second year exploration program. Under the terms of the Property Option Agreement, we must incur $8,300 in aggregate exploration expenditures prior to December 31, 2006 and $16,600 in aggregate exploration expenditures prior to December 31, 2007. Our working capital will not be sufficient to enable us to perform exploration phases beyond the first and second years of our geological exploration programs on the property. Accordingly, we will require additional financing in the event that further exploration is needed.

Our fiscal year end is October 31.

We were incorporated on April 13, 2005, under the laws of the state of Nevada. Our principal offices are located at 112 - 2906 West Broadway Street, Vancouver, B.C., V6K 2G8, Canada. Our phone number is 778-230-0696 and our facsimile number is 604-681-6329.

The Offering

Securities Being Offered	Up to 2,106,700 shares of our common stock.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.25 per share. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
7,106,700 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	From inception April 13, 2005, to our first fiscal year ended October 31, 2005 (Audited).
Cash	$ 108,348
Total Assets	$ 108,348
Liabilities	$ 16,420
Total Stockholder’s Equity	$ 91,928

Statement of Loss and Deficit	From inception April 13, 2005, to our first fiscal year ended October 31, 2005 (Audited).
Revenue	$ 0
Loss for the Period	$ 15,847

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing to fund our extensive exploration activities and operating expenses, we will be unable to complete all necessary exploration activities resulting in the failure of our business.

As of October 31, 2005, we had cash in the amount of $108,348. We have not generated any revenue since our inception and have incurred a net loss of $15,874 for the period from our inception on April 13, 2005 to October 31, 2005. Our current operating funds should be sufficient to cover the first and second year of our planned exploration program as well as providing funds for anticipated operating overheads, professional fees and regulatory filing fees. In order for us to perform any further exploration or testing beyond these first two exploration programs, we will need to obtain additional financing.

Under the terms of the Property Option Agreement, we will be able to exercise our option if we make these aggregate payments totaling $41,500 to the optionor and incur an additional $207,500 in exploration expenses on or before December 31, 2009. Our proposed exploration program is anticipated to cost approximately $8,300 in the current year, $8,300 in 2007, $33,300 in 2008 and $158,000 in 2009. We anticipated that we would incur operating expenses of $40,600 over the next twelve months. Assuming operating expenses remain consistent over the next four years, we anticipate that we will incur total costs of approximately $359,400 to complete our proposed exploration program over the next four years. As a result, we will require at least $251,000 to implement our business plan over the next four years. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors including the market prices for copper, lead, zinc, gold, silver and other metallic minerals and the costs of exploring for or commercial production of these materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. There is a significant risk to investors who purchase shares of our common stock because there is a risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.

Because we have only recently commenced business operations, we face a high risk of business failure due to our inability to predict the success of our business.

We commenced the initial stages of an exploration program on the Johnson mineral claims in December 2005. It is premature to evaluate the likelihood that we will be able to operate our business successfully. We were incorporated on April 13, 2005 and to date have been involved primarily in organizational activities, the acquisition of an option to purchase an interest in the Johnson mineral claims, obtaining a consulting geologist’s report on these mineral claims, and initiating our first year exploration program. We have not earned any revenues as of the date of this prospectus.

Because the probability of locating reserves that are commercially viable is remote, any funds expended on exploration will probably not be recovered.

The probability of our exploration programs proving successful in discovering commercially viable reserves is remote. In all probabilities, the mineral claims for which we have an option to acquire do not contain any reserves. Consequently, any funds expended upon exploration on our mineral claims will probably not be recovered.

Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.

We have a verbal agreement with our consulting geologist that requires him to review all of the results from the exploration work performed upon the mineral claims that we have an option to purchase and then make recommendations based upon those results. In addition, we have a verbal agreement with our accountants to perform requested financial accounting services and our outside auditors to perform auditing functions. We have a verbal agreement with a firm that provides us with office space, telephone answering and secretarial services. Each of these functions requires the services of persons in high demand and these persons may not always be available. The implementation of our business plan may be impaired if these parties do not perform in accordance with our verbal agreement. In addition, it may be difficult to enforce a verbal agreement in the event that any of these parties fail to perform.

Because of the unique difficulties and uncertainties inherent in mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Weather conditions such as forest fires, extensive snowfall, and flooded creek and rivers can increase delay resulting in additional costs and expenses that may exceed current estimates. The search for valuable minerals also involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards for which we cannot insure or for which we may elect not to insure. At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position. In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral claims will result in the discovery of mineral deposits. We may be forced to revise our exploration program at an increased cost if we encounter unusual or unexpected formations. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because access to the Johnson mineral claims may be restricted by winter inclement weather and from late spring to early fall, by a high risk of forest fires, we may be delayed in our exploration.

Access to the Johnson mineral claim may be restricted through some of the year due to inclement winter weather in the area. In addition, access to the mineral claims may be closed from late spring to early fall due to a high risk of forest fires. The property is in south-central British Columbia. The terrain is mountainous and the elevation of the Johnson mineral claims is approximately 2,900 feet at the level of Johnson Creek and up to 3,600 feet to the north west of Johnson Creek and up to 4,300 to the south east of Johnson Creek. Access to the property from the end of paved roads is approximately 11 miles to the West by a gravel road from the community of Louis Creek. During the winter months heavy snowfall can make it difficult if not impossible to undertake work programs. Inclement weather in the winter months and during the forest fire season makes exploration activities unsafe and the planning of exploration activities unreliable. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as production in the event that commercial amounts of minerals are found. Significant delays in exploration and production, in the event that commercial amounts of minerals are found, significantly increase the time that it would take to generate any operating revenues or ever achieve profitable operations.

Because our executive officers do not have any significant training and/or experience in mineral exploration, our financial success could suffer irreparable harm as a result of their decisions and choices.

Mr. William Iversen, our sole officer and director, does not have any significant training or experience with exploring for, starting, and/or operating a mine. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Our management’s decisions and choices may fail to take into account standard engineering or managerial approaches mineral exploration companies commonly utilize. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

Because our sole executive officer and director lacks formal accounting or finance training, our ability to record, process, summarize and report financial information could be adversely affected and there is a greater likelihood that a material misstatement of the financial statements will not be prevented or detected.

Upon the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Our management will be required to certify the adequacy of our internal controls and procedures, which may require us to upgrade our accounting systems. Mr. William Iversen, our sole officer and director, does not have any formal accounting or finance training. As a result of Mr. Iversen’s lack of formal accounting or finance training, our ability to record, process, summarize and report financial information could be adversely affected and there is a greater likelihood that a material misstatement of the financial statements will not be prevented or detected. We cannot assure you that Mr. Iversen has the training an experience to identify material weaknesses or significant deficiencies in our internal control over financial reporting. Mr. Iversen’s lack of formal accounting or finance training could also inhibit his ability to implement required new or improved controls as may be required. If we are unable to maintain effective internal control over financial reporting, investors could lose confidence in the reliability of our internal control over financial reporting, which could cause investors to lose confidence in our reported financial information.

Because our management and operations are located outside of the United States, U.S. investors may face difficulty in effecting service of process against us and our executive officers or directors.

Currently, our sole officer and director named in this prospectus, Mr. William Iversen, is a Canadian resident. Furthermore, all or a substantial portion of his assets are located outside the United States. All of our operations are also located outside of the United States. As a result, it may not be possible for you to:

•	effect service of process within the United States upon us or our sole executive officer and director; or

•	enforce judgments obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us or our sole executive officer and director;
•
enforce judgments of U.S. courts based on civil liability provisions of the U.S. federal securities laws in the Canadian courts against judgments obtained against us or our sole executive officer and director; or

•	bring an action in the Canadian court to enforce liabilities based on the U.S. federal securities laws against us or our sole executive officer and director.

Because our president has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Iversen, our president and chief financial officer, devotes 5 to 10 hours per week to our business affairs. We do not have an employment agreement with Mr. Iversen nor do we maintain a key man life insurance policy for him. Currently, we or our exploration subsidiary, ERC, do not have any full or part-time employees. If the demands of our business require the full business time of Mr. Iversen, it is possible that Mr. Iversen may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our president, Mr. William Iversen, owns 70.36% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Iversen are inconsistent with the best interests of other stockholders.

Mr. Iversen is our president, chief financial officer and sole director. He owns approximately 70.36% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Mr. Iversen may prevent or frustrate attempts to effect a transaction or series of transactions that is in the best interest of minority shareholders. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Mr. Iversen may differ from the interests of the other stockholders.

Because our president, Mr. William Iversen, owns 70.36% of our outstanding common stock, the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.

Our president, Mr. William Iversen owns 5,000,000 shares of our common stock which equates to 70.36% of our outstanding common stock. There is presently no public market for our common stock and we intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. If our shares are publicly traded on the over-the-counter bulletin board, Mr. Iversen will be eligible to sell his shares publicly subject to the volume limitations in Rule 144 beginning on April 13, 2006. The offer or sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur, may materially and adversely affect prevailing markets prices for our common stock.

In the event that the recommendation of our consulting geologist favors further exploration and Ram Explorations Ltd. chooses not to remain the operator, we may not be able to find a party to perform this role on terms acceptable to us.

In the event that we exercise our option, the Property Option Agreement entered into on November 28, 2005 requires that we and a sole purpose company to be formed by our operator enter into a formalized joint venture. Ram Explorations Ltd. will be the initial operator of the optioned mineral claims and will have the option to remain as operator prior to our exercising the property option. Thereafter, Ram Explorations Ltd. may choose not remain the operator. In the event that Ram Explorations Ltd. no longer acts as the operator, we will have to seek out a candidate with similar qualifications to those of Ram Explorations. We may not be able to find a party to act as operator on terms acceptable to us. The failure to find an operator could delay further exploration and delay the implementation of our business plan.

In the event that we are unable to successfully compete within the mineral exploration business, we may not be able to achieve profitable operations.

The mineral exploration business is highly competitive. This industry has a multitude of competitors and many competitors dominate this industry with respect to any of the large volume metallic minerals. Our exploration activities will be focused on the large volume metallic minerals of copper, lead, zinc, gold and silver. Many of our competitors have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities on the Johnson mineral claims. If we are unable to retain qualified personnel to assist us in conducting mineral exploration activities on the Johnson mineral claims if a commercially viable deposit is found to exist, we may be unable to enter into production and achieve profitable operations.

Due to numerous factors beyond our control which could affect the marketability of any substances found, we may be difficulty selling any substances if discovered.

Even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. These factors could inhibit our ability to sell minerals in the event that commercial amounts of minerals are found.

Risks Related To Legal Uncertainty

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase

There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to the Mining Act of British Columbia as we undertake our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. Currently, we have not experienced any difficulty with compliance of any laws or regulations which affect our business. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business, prevent us from carrying out our exploration program, and make compliance with new regulations unduly burdensome.

Because the Province of British Columbia owns the land covered by the Johnson mineral claims, Native land claims might affect the title to the mineral claims or to British Columbia’s title of the property, and our business plan may fail.

We are unaware of any outstanding native land claims on the Johnson mineral claims. Notwithstanding, it is possible that a native land claim could be made in the future. The federal and provincial government policy is at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential commercial production. In the event that we encounter a situation where a native person or group claims an interest in the Johnson mineral claims, we may unable to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish any interest that we may have in these claims. These costs and/or losses could be greater than our financial capacity and our business would fail.

Because the Province of British Columbia owns the land covered by the Johnson mineral claims, our availability to conduct an exploratory program on the Johnson mineral claims is subject to the consent of the Province of British Columbia and we can be ejected from the land and Carl von Einsiedel’s interest in the land could be refused.

The land covered by the Johnson mineral claims is owned by the Province of British Columbia. The availability to conduct an exploratory program on the Johnson mineral claims is subject to the consent of the Province of British Columbia. Notwithstanding our interest or Carl von Einsiedel’s interest in the Johnson mineral claims, the Province of British Columbia can at any time eject either of us from the land and deny our interest in the land.

In order to keep the Johnson mineral claims in good standing with the Province of British Columbia, the Province of British Columbia requires that before the expiry dates of the mineral claims that exploration work on the mineral claims valued at an amount stipulated by the government be completed together with the payment of a filing fee or payment to the Province of British Columbia in lieu of completing exploration work. In the event that these conditions are not satisfied prior to the expiry dates of the mineral claims, we will lose our interest in the mineral claims and the mineral claims then become available again to any party that wishes to stake an interest in these claims. In the event that either we or Carl von Einsiedel are ejected from the land or our mineral claims expire, we will lose all interest that we have in the Johnson mineral claims.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 2,106,700 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 29.64% of the common shares outstanding as of the date of this prospectus.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in the decrease the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.25 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 2,106,700 shares of common stock offered through this prospectus. The shares include the following:

a.	2,084,000 shares that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on August 31 2005;
b.	20,000 shares that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on October 28, 2005.
c.	2,700 shares that a selling shareholders acquired from us in a private placement that was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 on October 31, 2005.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of October 31, 2005, including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;

3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The percentages are based on 7,106,700 shares of common stock outstanding on February 21, 2006.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Stefanie Elizabeth Barilla 1020 Seymour Blvd North Vancouver B.C. V7J 278	500	500	Nil	Nil
Glenn Benson 9418 204A Street Langley B.C. V1M 1Y9	500	500	Nil	Nil
Esther Maria Bernardi 4949 Laurel Street Burnaby B.C. V5G 1M8	348,000	348,000	Nil	Nil
Angela Bigiolli 2545 Adanac Street Vancouver B.C. V5K 2M6	500	500	Nil	Nil
Reginald Bonn 12277 Agar Street Surrey B.C. V4A 3C3	500	500	Nil	Nil
Marcel Brichon 423 Beach Crescent Vancouver B.C. V62 3C9	500	500	Nil	Nil
Eva Chang 5 Marine Drive SE Vancouver B.C. V5X 2S1	500	500	Nil	Nil
Sylvia Christie 1-7288 Neal Street Vancouver B.C. V6P 3N7	352,000	352,000	Nil	Nil

Doug Conquergood 2673 Violet Street North Vancouver B.C. V7H 1H2	500	500	Nil	Nil
Sandy M Della Savia 3677 Nanaimo Street Vancouver B.C. V5N 5H2	500	500	Nil	Nil
Cristina Della Savia 306-3400 Marine Drive Vancouver B.C. V5S 4P8	500	500	Nil	Nil
Colin Dixon 1425-1075 West Georgia Street Vancouver B.C. V6E 3C9	500	500	Nil	Nil
Scott Farrell 12160 80th Avenue Surrey B.C. V3W 0V3	500	500	Nil	Nil
Rob Freiheit 2936 Country Woods Drive Surrey B.C. V3S 0E8	500	500	Nil	Nil
James Goodheart 5450 Parker Street Burnaby B.C. V5B 1Z7	500	500	Nil	Nil
Jim Goodie 1039 Citadel Drive Port Coquitlam B.C. V3C 5N4	500	500	Nil	Nil
Airlie Christine Hutt 5726 Sutherland Rd Halfmoon Bay B.C. VON 1Y2	500	500	Nil	Nil
Deanna Lynne Johnson 2851 Bank Road Kamloops B.C. V2B 6Y5	500	500	Nil	Nil
Kim Johnson 682 Plymouth Drive North Vancouver B.C. V7H 2H7	344,000	344,000	Nil	Nil
Ronald Herbert Johnson 2851 Bank Road Kamloops B.C. V2B 6Y5	500	500	Nil	Nil
Douglas Kidd #201-1352 West 10th Ave. Vancouver B.C. V6H 1J6	500	500	Nil	Nil
Kathryn A Kneale 205-126 East 12th Street North Vancouver B.C. V7L 2J5	500	500	Nil	Nil

Ken Kozmak 16760 61 Avenue Suite 34 Surrey B.C. V3S 3V3	500	500	Nil	Nil
Lyle Ledoux 804 Lakeview Meadows Pt Invermere B.C. V0A 1K3	500	500	Nil	Nil
George Samuel MaGill 12771 Arran Place Surrey B.C. V3V 6J5	500	500	Nil	Nil
Matt Meehan #900 1095 West Pender Street Vancouver B.C. V6E 2M6	500	500	Nil	Nil
Dennis Meyer 11392 Wallace Drive Surrey B.C. V3R 0Z6	500	500	Nil	Nil
Susan Morse 11065 147A Street Surrey B.C. V3R 3W1	500	500	Nil	Nil
Jennifer Murdoch 11398 Wallace Drive Surrey B.C. V3R 0Z6	2,700	2,700	Nil	Nil
Elvino Dutra Pais 2736 Westlake Drive Coquitlam B.C. V3C 5J7	500	500	Nil	Nil
Stephen Peardon 2546 Eaton Street Vancouver B.C. V5K 1J7	500	500	Nil	Nil
Alexandra Pearson 8884 Robins Court Burnaby B.C. V5A 4K8	500	500	Nil	Nil
Robert F Pellow 295 Jensen Avenue W Parksville B.C. V9P 1K3	348,000	348,000	Nil	Nil
Roland Hugh Preston 203-1030 Denman Street Vancouver B.C. V6G 2M6	348,000	348,000	Nil	Nil
Barry R Reed 7522 254 Street Aldergrove B.C. V4W 1V1	500	500	Nil	Nil
Christopher G Ruck 1004-1932 Alberni Street Vancouver B.C. V6G 1B4	344,000	344,000	Nil	Nil

Brian John Rypien 2050 505 Burrard Street Vancouver B.C. V7X 1M6	500	500	Nil	Nil
Louise Salmon 320-5800 Andrews Road Richmond B.C. V7E 6M2	500	500	Nil	Nil
Jasminder Saran 8250 Kudo Drive Mission B.C. V2V 6T4	500	500	Nil	Nil
Yossi Shalevich 4537 65A Street Ladner B.C. V4K 4Y7	500	500	Nil	Nil
Martin Stoyko 3805 Bayridge Ave West Vancouver B.C. V7V 3J3	500	500	Nil	Nil
Lawrence Stratton 4422 217 B Street Langley B.C. V3A 8E4	500	500	Nil	Nil
Brad Thiele 17401 63 A Ave. Surrey B.C. V3S 5J2	500	500	Nil	Nil
Stephen Toban 2126 Nanton Avenue Vancouver C V6L 3C7	500	500	Nil	Nil
Dawne K Willington 1330 Kilmer Road North Vancouver B.C. V7K 1R2	500	500	Nil	Nil
Marcia Wilson 5066 Spence Road Courtenay B.C. V9N 9S1	500	500	Nil	Nil
Linda Wong 3968 Burke Street Burnaby B.C. V5H 1A7	500	500	Nil	Nil

None of the selling shareholders;
(1)	has had a material relationship with us other than as a shareholder at any time within the past three years;
(2)	has been one of our officers or directors; or
(3)	are broker-dealers or affiliates of broker-dealers.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We intend to contact an authorized Over-The-Counter Bulletin Board market-maker for sponsorship of our securities on the Over-The-Counter Bulletin Board. Currently, we or anyone acting on our behalf has requested or encouraged any broker-dealer to act as a market-maker for our securities. The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become quoted on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1. the market price of our common stock prevailing at the time of sale;
2. a price related to such prevailing market price of our common stock, or;
3. such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:
1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 71,067 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

As of the date of this prospectus, no selling shareholder has held their shares for more than one year. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 100% of the total shares that may be sold, at least partially, pursuant to Rule 144 after April 13, 2006.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

  not engage in any stabilization activities in connection with our common stock;
  furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Cane Clark LLP, 3273 E. Warm Springs Rd., Las Vegas, Nevada 89120.

Directors, Executive Officers, Promoters And Control Persons

Our executive officers and directors and their respective ages as of February 21, 2006 are as follows:

Director:

Name of Director  Age
William Iversen  45

Executive Officers:

Name of Officer  Age  Office
William Iversen  45  President, Chief Financial Officer

Set forth below is a brief description of the background and business experience of executive officers and directors.

Mr. William Iversen has been our president, chief financial officer, and our sole director since inception on April 13, 2005. Since our incorporation, Mr. Iversen spends approximately 5 to 10 hours per week on the affairs of our company. For the past six years, Mr. Iversen has been employed as the Assistant Manager in the Corporate Relations Department of Quantum Mineral Corp., a Canadian based copper concentrate producer which owns and operates mines in Africa. Although Mr. Iversen has performed general accounting and finance work in during his prior business experiences, Mr. Iversen does not have any formal accounting or finance training.

We presently do not pay our officer and director any salary or consulting fee.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees and William Iversen is our only employee.

Mr. Iversen is the sole promoter of our company.

We conduct our business through verbal agreements with consultants and arms-length third parties. Current arrangements in place include the following:

1.
A verbal agreement with our consulting geologist, Mr. Carl von Einsiedel, provides that he will review all of the results from the exploratory work performed upon the site and make recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologists performing similar consulting services. The rates charged by geologists with a professional background consistent Mr. von Einsiedel range from between $300 to $500 per day plus travel costs and other out-of-pocket disbursements. We paid our consulting geologist approximately $1,200 for the preparation of the initial Geological Report. Mr. von Einsiedel has advised us that the cost of his report upon the completion of our second year exploration program will be approximately the same amount.

2.	Verbal agreements with our accountants to perform requested financial accounting services.

3.	Verbal agreements with auditors to perform audit functions at their respective normal and customary rates.

4.
A verbal agreement with Evanston Management Corp. to provide us with office space, telephone answering and secretarial services on a month to month basis at a rate of $1,300 per month. There is no relationship between our sole officer and director, Mr. Iversen, and Evanston Management Corp.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 21, 2006, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Title of Class	Name and address of beneficial owner	Number of Shares of Common Stock	Percentage of Common Stock (1)
Common Stock	William Iversen Director, President and Chief Financial Officer 2585 West 14th Street Vancouver, B.C, V6K 2W6 Canada	5,000,000	70.36%
Common Stock	All Officers and Directors as a Group (one person)	5,000,000	70.36%

(1) The percent of class is based on 7,106,700 shares of common stock issued and outstanding as of February 21, 2006.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of February 21, 2006, there were 7,106,700 shares of our common stock issued and outstanding. Our shares are held by forty eight (48) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our Articles of Incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

Our transfer agent is Pacific Stock Transfer Corp. and their offices are located at 500 E. Warm Springs Rd., Suite 240, Las Vegas, Nevada 89119. The telephone number for Pacific Stock Transfer Corp. is 702-433-1979.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the

State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

Morgan & Company, independent chartered accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Morgan & Company has presented their report with respect to our audited financial statements. The report of Morgan & Company is included in reliance upon their authority as experts in accounting and auditing.

Mr. Carl von Einsiedel, a consulting geologist, has provided us with a geological evaluation report on the mineral claims. We employed him on a flat rate consulting fee. Mr. von Einsiedel is the owner of the Johnson mineral claims and upon the exercise of our option, Mr. von Einsiedel will own 15% of the Johnson mineral claims. Prior to our exercise of the option, Ram Explorations Ltd., a company owned by Mr. von Einsiedel will be the operator of the mineral claims. Neither Ram Explorations Ltd. nor Mr. von Einsiedel has an interest nor do they expect any interest in our securities.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Organization within the Last Five Years

We were incorporated on April 13, 2005 under the laws of the state of Nevada. On November 3, 2005, we formed a wholly subsidiary known as ERC Exploration Ltd. (“ERC”), a British Columbia corporation. ERC was formed to conduct our exploration business within the Province of British Columbia. On November 28, 2005, we entered into an Option Agreement between ERC and Carl von Einsiedel and acquired an option to purchase an 85% interest in the Johnson mineral claims, located in the Kamloops Mining Division of the Province of British Columbia. Under the terms of that agreement, Ram Exploration Ltd. a company owned by Mr. Einsiedel, is the operator of the exploration program that is to be conducted on the claims. The Property Option Agreement sets forth each party's rights and responsibilities relating to both the exploration and potential mining stages of the operations to be conducted on the Johnson mineral claims.

Since our incorporation, Mr. Iversen has been the sole promoter of our company. We have not acquired any assets from Mr. Iversen. Other than Mr. Iversen’s purchase of 10,000 shares of our common stock on April 13, 2005 and 4,990,000 shares of our common stock on July 27, 2005 at a price of $0.01 per share, Mr. Iversen has not acquired from us anything of value either directly or indirectly. Additionally, Mr. Iversen has no prior experience with any blank check companies.

Description of Business

Principal Place of Business

Our principal place of business is located at 112-2906 West Broadway, Vancouver, B.C., Canada V6K 2G8. Evanston Management Corp. currently provides us with telephone answering, secretarial and mail services from this location at a rate of $1,300 per month. This arrangement is on a month-to-month basis with no formal written agreement in place.

In General

We are an exploration stage company that intends to engage in the exploration of mineral properties. We have acquired an option to purchase an interest in 25 complete mineral claim cells and 5 fractional mineral claim cells that we refer to as the Johnson mineral claims. There are no known mineral reserves on the Johnson mineral claims. Exploration of these mineral claims is required before a final determination as to their viability can be made. Our exploration program commenced in December, 2005. Our option on this property is currently unexercised. In the event that we do not exercise our option, we will have no interest in the Johnson mineral claims and will not be entitled to receive back any monies spent to maintain the option.

There is no evidence of prior exploration work on the Johnson mineral claims. Geological maps show that the mineral claims are covered by natural forming deposits and that there is minimal bedrock exposure. The fact that there is minimal bedrock exposure has hindered previous exploration efforts on the Johnson mineral claims and there are no known mineral occurrences within the mineral claims area.

Our plan of operations is to carry out exploration work on these claims in order to ascertain whether they possess commercially exploitable quantities of copper, lead/zinc, gold and silver. We will not be able to determine whether or not the Johnson mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

Our first year exploration program commenced in December, 2005. Our geologist will produce a geological report which is anticipated to be available in June 2006. Once we receive the results of our first exploration program, our board of directors in consultation with our consulting geologist will assess whether to proceed with further exploration. Our initial program will cost approximately $8,300. In the event that the second year of our exploration program is undertaken, the costs are expected to be similar to the first exploration program. If a second year exploration program is undertaken, our consulting geologist’s report should be available by September 2007 and the report of an independent consulting geologist by October 2007. The existence of commercially exploitable mineral deposits in the Johnson mineral claims is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of our exploration program.

Acquisition of an option to purchase an interest in the Johnson mineral claims and the property operating agreement.

The Johnson mineral claims are comprised of 25 full cells of approximately 50 acres per cell and 5 partial cells. The entire area enclosed by the mineral claims is approximately 1,502 acres. Mr. Carl von Einsiedel recorded his ownership in the initial 24 cells on April 13, 2005 and recorded his ownership interest in 1 cell and 5 fractional cells on July 12, 2005.

In order to extend the expiry dates of a mineral claim, the British Columbia government requires either (1) completion of exploration work on the mineral claims valued at an amount stipulated by the government and the payment of a filing fee; or (2) payment to the Province of British Columbia in lieu of completing exploration work to maintain the mineral claims. When exploration work valued at an amount stipulated by the government is completed and a filing fee is remitted to the Province of British Columbia, the expiry dates of the mineral claims can be extended for a maximum of 10 additional years. In the event that no exploration work is completed and a filing fee is paid to the Province of British Columbia in lieu of completing exploration work, the expiry dates of the mineral claims can be extended for a maximum of only 1 additional year.

Under the terms of the Property Option Agreement between Mr. Carl von Einsiedel, RAM Explorations Ltd., and ERC, our wholly owned mining exploration subsidiary, we acquired an option to acquire an 85% interest in the Johnson mineral claims.

Under that Agreement, we paid Mr. von Einsiedel an initial sum of $2,100 to acquire the option and are required to pay him $2,100 prior to December 31, 2006, plus $8,300 prior to December 31, 2007, and $29,000 prior to December 31, 2008. These payments are personal fees charged by Mr. von Einsiedel. In addition, we must incur $8,300 in exploration expenditures prior to December 31, 2006, $8,300 prior to December 31, 2007, $33,200 prior to December 31, 2008, and $157,700 prior to December 31, 2009. Under the terms of the Property Option Agreement, we will be able to exercise our option if we make aggregate payments of $41,500 to the optionor and an additional $207,500 in exploration expenses on or before December 31, 2009. We can exercise our option at any time prior to December 31, 2009 if we pay $41,500 to the optionor and $207,500 in exploration expenses. We will either satisfy the payment terms of the Property Option Agreement in the time frame provided thereby resulting in us exercising this option or we will fail to satisfy the payment terms and be in default of the Property Option Agreement. If we are in default of the Property Option Agreement, the optionor can terminate Property Option Agreement if we fail to cure any default within 45 days after the receipt of notice of default. Our option will expire if we are in default of the Property Option Agreement and fail to cure any default within 45 days after the receipt of notice of default.

Under the Property Option Agreement, we will acquire an 85% interest in the Johnson mineral claims and Mr. von Einsiedel will hold the remaining 15% interest if we exercise our option. Ram Exploration Ltd., a company owned by Mr. von Einsiedel, is the operator of the Johnson mineral claims. As the Operator, Ram is responsible for maintaining the mineral claims in good standing with the B.C. Mineral Titles Branch and for conducting the exploration activities on the property in accordance with Mr. von Einsiedel’s Geological Report. Ram is expected spend one to two weeks on the property for the first year exploration phase and additional two weeks during the second year of our exploration phase. The amount of Ram’s time required past these phases cannot be determined at this time.

We selected Johnson mineral properties based upon a geological report prepared by Mr. von Einsiedel, B Geol., the owner of the Johnson mineral claims. Mr. von Einsiedel recommended that we launch an initial exploration program on these claims which will cost us approximately $8,300. The terms of the Property Option Agreement require us to pay $8,300 in mineral exploration expenses on the Johnson mineral claims prior to December 31, 2006. The Johnson Creek runs in a south east to north west direction through the mineral claims. The creek is approximately 2,900 feet above sea level. The mountains to the north west of the creek reach a level of approximately 3,600 feet and those to the south east reach a level of approximately 4,300 feet. Ram has commenced the fieldwork required for the first phase of our mineral exploration program. We expect that this work will be completed prior to the end of February 2006.

Ram will also be entitled to charge a fee for its services as operator equaling 10% of the first $8,300 dollars of exploration expenditures in any calendar year and 7.5% of exploration expenditures thereafter.

Upon the completion of the first and second year exploration phase, we intend to request that Mr. von Einsiedel review the results of the exploration program and report back to us with his recommendations, if any, with regard to further exploration programs. We shall also seek the opinion of an independent consulting geologist based upon the results of the first two years of exploration work. Further phases beyond the first and second year of our exploration program will be dependent upon a number of factors such as Mr. von Einsiedel’s recommendations and an independent geologist’s recommendations based upon ongoing exploration program results and our available funds.

In the event that we exercise our option, the Property Option Agreement requires that we and a sole purpose company to be formed by Mr. von Einsiedel will enter into a formalized joint venture. We have not entered into such an agreement at the present time and the terms discussed herein are a discussion of the expected terms of such proposed joint venture agreement. In the event that Ram chooses not remain the operator past the Property Option Agreement earnin period and provided that our board of directors and the recommendations of an independent geologist favors further exploration, we intend to seek out a candidate with similar qualifications to those of Ram and form a new joint venture with such persons or parties.

The purpose of the proposed joint venture will be to further explore the property containing the Johnson mineral claims with the eventual goal of putting the property into commercial production should both a feasibility report recommending commercial production be obtained and a decision to commence commercial production be made. The feasibility report refers to a detailed written report of the results of a comprehensive study on the economic feasibility of placing the property or a portion of the property into commercial production. It is possible that results may be positive from the exploration program, but not sufficiently positive to warrant proceeding at a particular point in time. World prices for minerals may dictate not proceeding. Due to the fluctuation in the prices for minerals, it is also possible that mineral exploration ventures may not be profitable resulting in our inability to attract funding from investors to finance further exploration.

Under the terms of the proposed joint venture agreement, both parties agree to associate and participate in a single purpose joint venture to carry out the project. Beneficial ownership of the property remains in each party’s name proportional to its respective interest. Subsequent to the initial exploration program costs that we will bear, future costs are to be met by each party in proportion to its interest.

If we exercise our option and the joint venture if formed, our initial interest in the joint venture shall be 85% and Mr. von Einsiedel’s company to be formed, which we refer to as Einco, will be 15%. The interest of each party may be reduced and the other party’s interest increased by an amount equal to the share of the exploration costs they would be obliged to pay. If the interest of either us or Einco is reduced to less than 5%, then that party will be deemed to have assigned their interest to the other party, and their sole remuneration and benefit from the proposed joint venture agreement will be a Royalty equal to 2½% of the net profits. The respective interest of each party in the joint venture could be increased or decreased form time to time if any or all of the following events occur: (1) a party fails to pay its proportionate share of the costs; (2) a party elects not to participate in the program, and/or; (3) a party elects to pay less than its proportionate share of the costs for a program. If these terms operate to cause a party’s interest in the Johnson mineral claims to be reduced to 5% or less, that party will assign and convey its interest to the other party and will receive a royalty equal to 2½ % of the net profits of production.

The Property Option Agreement provides that Ram, as the initial operator, will have the same rights, duties, and responsibilities in the event that he was the operator under the proposed joint venture agreement.

The operator has the full right, power and authority to do everything necessary or desirable to carry out a program and the project and to determine the manner of exploration of the property. A management committee consisting of one representative of each party will oversee the operator and manage or supervise the management of the business and affairs of the joint venture. Each representative may cast that number of votes that is equal to that party’s interest. A simple majority of the management committee prevails and the management committee’s decisions made in accordance with the proposed joint venture agreement are binding on all parties. The proposed joint venture agreement contemplates that the agreement will stay in effect for so long as any part of the property or project is held in accordance with the agreement, unless earlier terminated by agreement of all parties.

Description and Location of the Johnson mineral claims

The Johnson mineral claims are located within the Kamloops Mining Division of British Columbia
Map sheet 82M
UTM 5671000N/301000E

Tenure	Name	Owner	Map Number	Expiry	Status	Cells	Area (Hectares)
510730	Johnson	127981	82M04	April 13, 2006	GOOD	20	405.435
517513	“	127981	82M04	July 12, 2006	GOOD	1 + 5 fractions	121.640
510731	“	127981	82M04	April 13, 2006	GOOD	4	81.105
					Totals	25 cells + 5 fractions	608.180

The claims cover 1,502 acres (608.18 hectares) or approximately 2.35 square miles.

The Province of British Columbia owns the land covered by the Johnson mineral claims. Currently, we are not aware of any native land claims that might affect the title to the mineral claims or to British Columbia’s title of the property. Although we are unaware of any situation that would threaten these claims, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential commercial production. If we should encounter a situation where a native person or group claims and interest in these claims, we may choose to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish any interest that we hold in these claims.

As operator, it is Ram’s responsibility to keep the Johnson mineral claims in good standing with the Province of British Columbia. Prior to the expiry dates listed above, Ram plans to file for an extension of the Johnson mineral claims. In order to extend the expiry dates of a mineral claim, the government requires either (1) completion of exploration work on the mineral claims valued at an amount stipulated by the government and the payment of a filing fee; or (2) payment to the Province of British Columbia in lieu of completing exploration work to maintain the mineral claims. Currently, an exploration work value of approximately $6,780 is required during each of the first three years after a claim is acquired and an exploration work value of approximately $134 is required in subsequent years. For example, exploration expenditures on Tenure Numbers 510731 and 517513 must be completed and filed with the Province in the amount of approximately $1,667 by April 13, 2006 or this amount must be paid to the Province of British Columbia by April

13, 2006. Similarly, exploration expenditures on Tenure Numbers 517513 must be completed and filed with the Province in the amount of approximately $405 by July 12, 2006 or this amount must be paid to the Province of British Columbia by July 12, 2006. Similarly, with regard to the Johnson mineral claims, exploration expenditures in the same amounts as above must be completed and filed with the Province by the corresponding dates in 2007 or this amount must be paid to the province by those corresponding dates. A maximum of ten years of work credit may be filed on a claim. Incurring $223,000 in exploration expenses will result in an extension of the expiry dates of the mineral claims for the maximum of 10 additional years provided that a report and filing fee not exceeding $207 is remitted to the Province of British Columbia. In the event that no exploration work is completed and a filing fee is paid to the Province of British Columbia in lieu of completing exploration work, the expiry dates of the mineral claims can be extended only on an annual basis into perpetuity for a maximum of only 1 additional year. If the required exploration work expenditure is not completed and filed with the Province in any year or if a payment is not made to the Province of British Columbia in lieu of the required work within this year, the mineral claims will lapse and title with revert to the Province of British Columbia.

Geological Exploration Program in General

We have engaged Carl von Einsiedel, P Eng., the owner of the Johnson Mineral Claims, to prepare a Geological Report. Upon the conclusion of our second year exploration program, we will engage the services of an independent Geological Consultant to review the findings of our first two years of exploration on the Johnson Mineral Claims and to make recommendations, if any, with regard to future exploration programs.

Mr. Carl von Einsiedel, is a graduate of Carlton University located in Ottawa, Ontario, where he obtained a B.Sc. Degree in Geology in 1987 He is a member of the Association of Professional Engineers and Geoscientists of British Columbia. He has practiced his profession continuously since 1987.

The property that is the subject of the Johnson mineral claims is undeveloped and does not contain any open-pit or underground mines which can be rehabilitated. There is no commercial production plant or equipment located on the property that is the subject of the mineral claim. Currently, there is no power supply to the mineral claims.

We commenced the first year exploration phase in December 2005. Our exploration program is exploratory in nature and there is no assurance that mineral reserves will be found. The details of the Geological Report are provided below.

Johnson Mineral Claims Geological Report, Dated November 25, 2005.

A primary purpose of the geological report is to review information available regarding the mineral claims and to recommend exploration procedures to establish the feasibility of commercial production project on the mineral claims. The summary report lists the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The summary report also gave conclusions regarding potential mineralization of the mineral claims and recommended a further geological exploration program.

Exploration History of the Johnson Mineral Claims

Published topographic and geological maps show that the Johnson mineral claims are covered by overburden. Overburden is the term used in the mining industry to describe material that lies above an area of economic interest. Overburden is also referred to as waste soils and rock. The fact that there is a minimal bedrock exposure has hindered previous exploration efforts on the mineral claims and there are no known mineral occurrences within the claim area.

The Johnson mineral claims are located in an area where mineral exploration and mining production activity goes back for many years. Many copper, gold, silver and lead/zinc prospects near the Johnson mineral claims have been explored variously by prospecting, trenching and diamond drilling methods.

Published British Columbia government exploration report indexes do not show any exploration work centered directly on the Johnson mineral claims property. However, the B.C. Department of Mines regional stream survey identified higher than expected copper, gold and silver values in the southeastern part of the Johnson mineral claims.

The regional map showing the location of the stream samples and the BC Department of Mines stream survey results is included as Figure 5.

N
Johnson Creek Property
Barrière
Louis Creek
Sample Location
Anomalous Sample Location
0
5 km
scale

ERC EXPLORATIONS LTD

REGIONAL MAP SHOWING
BC DEPT. OF MINES STREAM
SURVEY RESULTS

Date: 2005 11 12 | Figure No: 5

Note: Map projection NAD83 UTM Zone 9

Regional and Property Geology

The Johnson mineral claims cover a sequence of 250 million to 350 million year old rocks known as the Eagle Bay Formation. These rocks are believed by our consulting geologist to have the potential to host gold, silver, copper, zinc and lead rich deposits in the form of metallic sulphides.

The Eagle Bay Formation is a sequence of aged volcanic and sedimentary rocks which are inferred to have been deposited along the pre historic shore of North America. This assemblage forms a portion of the mountains of British Columbia and is known to geologists as an island arc. Due to the eastward movement of North American continental plate over the top of the stationary pacific ocean plate, these rocks were pushed by the North American plate into relatively narrow north to south lying arcs and raised into mountains as the North American plate proceeds eastward.

The section that has potential to host economically mine-able deposits of metallic sulphides is locally repeated and disrupted through the action of several shallow angle faults which stack slices and components of the Eagle Bay rocks on top of each other. The section of interest is also disrupted by generally northeast trending vertical faults.

Location and Access

The Johnson mineral claims are located in the Kamloops Mining District of British Columbia. Access to the property is via paved roads to Louis Creek 28 miles (Highway 5 - Yellowhead Highway) north of Kamloops, and then 11 miles by a gravel access road to the mineral claims.

The location of the Johnson mineral claims and the gravel access road from Louis Creek is shown in figure 2.

The region benefits from strong infrastructure. There is a hydroelectric grid along the access road and water is plentiful. Skilled contractors, heavy equipment and operators are available from the community of Barriere, 25 kilometers to the west of the property. Service and equipment are also available from Kamoops, a city with a population of 80,000, to the southwest.

Weather and Vegetation

Access to the Johnson mineral claim may be restricted through some of the year due to inclement winter weather in the area. During the winter months heavy snowfall can make it difficult if not impossible to undertake work programs. Precipitation as either snow or rain is strongly elevation dependent and can be as low as 10 inches in the valley bottoms, depending on seasonal variation. In addition, access to the mineral claims may be closed from late spring to early fall due to a high risk of forest fires. Inclement weather in the winter months and during the forest fire season makes exploration activities unsafe and the planning of exploration activities unreliable, but exploration work can generally be carried out on a year round basis.

The terrain is mountainous and the elevation of the Johnson mineral claims is approximately 2,900 feet at the level of Johnson Creek and up to 3,600 feet to the north west of Johnson Creek and up to 4,300 to the south east of Johnson Creek. Forest cover ranges from ponderosa pine near the valley bottoms to spruce and fir at higher elevations.

The Mobile Metal Ion Exploration Technique

The Mobile Metal Ion technique, which is referred to as IMM is an advanced surface exploration technique for finding buried mineral deposits. The technique is a powerful geochemical exploration tool that allows explorationists to explore areas that have been previously too difficult for surface geochemistry.

Since the majority of the outcropping and shallow mineral deposits have already been discovered, explorationists have been searching for a technique where there is deep soil cover to find newer and bigger hidden ore deposits. Instead of using large, expensive and risky drill programs, MMI offers them a much better chance of success, with more precise drill hole targeting.

The MMI technique measures Mobile Metal Ions in surface soils. These mobile metal ions are released from ore bodies and travel up towards the surface. Using sophisticated chemical processes and instrumentation, the MMI technique is able to measure these ions, in surface coils, accurately determine the location of mineralization.

Proposed Exploration Program

Our geological exploration subsidiary, ERC Exploration Ltd., commissioned Mr. Carl von Einsiedel, P. Eng., to write a report on the Johnson mineral claims and to recommend an exploration program.

Mr. von Einsiedel has recommended that the first year program consist of a reconnaissance MMI geochemical survey be carried out to evaluate the eastern part of the Johnson mineral claims property. Contingent on the results of the first year exploration program, a more detailed follow-up survey would be warranted. In the event that a significant geochemical anomaly is identified as third year exploration program of geophysical surveys would be warranted. Finally, in the event that a target area can be defined, in the fourth year, a limited diamond drilling program should be carried out.

Proposed Exploration Program (The cost of each item in this table is subject to a 7% Canadian Goods and Services Tax (GST))

Year 1	Completion of a reconnaissance MMI geochemical survey - allow for a minimum of 50 samples details of costs of the first year exploration program - mobilization and crew accommodation $ 830 - field expenses $ 415 - consulting charges $ 3,735 - assay charges $ 830 - technical report $ 1,660 - Ram fee for services $ 830	$8,300
Year 2	Completion of a detailed fill-in MMI geochemical survey	$8,300
Year 3	Completion of ground geophysical survey	$33,200
Year 4	Completion of a diamond drilling program	$157,700

We are proceeding with the initial exploratory work as recommended. We commenced our first year exploration program in December 2005. Upon completion and our review of the results of this phase, we will assess whether the results are sufficiently positive to warrant additional phases of an exploration program. We will make this decision to proceed with further programs based upon our consulting geologist’s review of the results and on his recommendations. If the second year of the exploration program is warranted, we expect to expend approximately $8,300 plus applicable Canadian taxes in 2007. Prior to embarking upon the third year of our exploration program, we will seek the opinion of an independent consulting geologist. In order to complete our third year exploration program and any additional phases, we will need to raise additional capital in order to complete this work. Prior to attempting to raise more capital we will assess the price of minerals and the market for financing of mineral exploration projects at the time of our assessment. The assessment will be conducted with the assistance of our consulting geologist and an independent consulting geologist. The cost of the opinion of an independent consulting geologist is expected to be approximately $1,700.

Competition

The mineral exploration industry, in general, is intensively competitive and even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves.

Most companies operating in this industry are more well-established are have greater resources to engage in the production of mineral claims. We were incorporated on April 13, 2005 and our operations are not established. Our resources at the present time are limited. As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration of the Johnson mineral claims. There is also significant competition to retain qualified personnel to assist in conducting mineral exploration activities.  If a commercially viable deposit is found to exist and we are unable to retain additional qualified personnel, we may be unable to enter into production and achieve profitable operations. These factors set forth above could inhibit our ability to compete with other companies in the industry and entered into production of the mineral claims if a commercial viable deposit is found to exist.

Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.
The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result our not receiving an adequate return on invested capital.

Mines that produce at a cost higher than the market price generally cease operations whereas lower cost producers prosper. In the event a commercial viable deposit is found to exist, our method of competition will be to produce a lower cost that market. We will be forced to cease options if we are unable to produce at a cost higher than market price.

Compliance with Government Regulation

If we progress to the production phase, production of minerals in the Province of British Columbia will require prior approval of applicable governmental regulatory agencies. We cannot be certain that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known in advance.

The main agency that governs the exploration of minerals in the Province of British Columbia, Canada, is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to Edgemont and ERC is the Mineral Tenure Act, administered by the Mineral Titles Branch of the Ministry of Energy and Mines. The initial phase of our exploration program will consist of a reconnaissance IMM geochemical survey. The practice in British Columbia under this act has been to request permission for such a program in a letter to the B.C. Ministry of Energy and Mines. Permission is usually granted within one week. Should a follow-up exploration program be undertaken, it would probably be intended to refine information garnered in the first phase employing the same methods of exploration.

The B.C. Ministry of Energy and Mines administers the Mines Act, the Health, Safety and Reclamation Code and the Mineral Exploration Code. Ongoing exploration programs likely will be expanded to include activities such as line cutting, machine trenching and drilling. In such circumstance, a reclamation deposit is usually required in the amount of $3,000 to $5,000. The process of requesting permission and posting the deposit usually takes about 2 weeks. The deposit is refundable upon a Ministry of Energy and Mines inspector’s determination that the exploration program has resulted in no appreciable disturbance to the environment.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral and placer titles in British Columbia. The Mineral Tenure Act also governs the issuance of mining leases, which are long term entitlements to minerals, designed as production tenures. At this phase in the process, a baseline environmental study would have to be produced. Such a study could take many months and cost in excess of $100,000.  All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy any environmental damage caused such as refilling trenches after sampling or cleaning up fuel spills. Our initial exploration program does not require any reclamation or remediation because of minimal disturbance to the ground. The amount of these costs is not known at this time because we do not know the extent of the exploration program we will undertake, beyond completion of the recommended exploration phase described above, or if we will enter into production on the property. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially-economic deposit is discovered.

Employees

We have no employees as of the date of this prospectus other than our president and CEO, Mr. Iversen. We conduct our business largely through agreements with consultants and other independent third party vendors.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We have formed a wholly owned subsidiary ERC Exploration Ltd., a British Columbia corporation which we refer to as ERC. It was formed for the purpose of conducting our mineral exploration program on our behalf. We have transferred our 100% interest in the Johnson mineral claims and in the exploration program to ERC.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Plan of Operations

Our business plan is to proceed with the exploration of the Johnson mineral claims to determine whether there are commercially exploitable reserves of copper, lead/zinc, gold, silver or other metals. We have embarked upon the initial phase of the exploration program recommended by our consulting geologist. The initial phase of the recommended geological exploration program will cost approximately $8,300. We have formed a wholly owned subsidiary, ERC Exploration Ltd., a British Columbia corporation, which we refer to as ERC. This entity was formed for the purpose of conducting our mineral exploration program on our behalf.

We had $91,928 in working capital as of October 31, 2005. Accordingly, we have sufficient cash reserves to proceed with our first and second year mineral exploration program. The anticipated cost of the initial phase of the exploration program is $8,300. We commenced the field work phase of our initial exploration program in December, 2005. We expect that this work will be completed prior to the end of February, 2006. The initial report of our consulting geologist is expected to be available by the end of June, 2006. To date, we have not advanced funds to Ram for its services our operator on the Johnson mineral claims. Once we receive results of our initial exploration program, our board of directors, in consultation with our consulting geologist and the owner of the mineral claims, Mr. Carl von Einsiedel, will assess whether to proceed with the initiation of our second year mineral exploration program. In making this determination to proceed with a further exploration program, we will make an assessment as to whether the results of the first year exploration phase are sufficiently positive to enable us to proceed.

In the event the results of our first year exploration program prove not to be sufficiently positive to proceed with a further exploration on the Johnson mineral claims, we intend to seek out and acquire interests in North American mineral exploration properties which, in the opinion of our board of directors and independent consulting geologist, offer attractive mineral exploration opportunities. Presently, we have not given any consideration to the acquisition of other exploration properties because we have only recently commenced our initial exploration program and have not received any results.

In the event our second year mineral exploration program is undertaken, it would likely commence in January 2007 and we would expect our consulting geologists’ report followed by the report of an independent consulting geologist to be available by the end of October, 2007. The second year exploration program will initially involve a continuation of the initial phase work which will cost approximately $8,300. As a result, the first portion first and second years of the exploration program could be undertaken without the need for us to raise additional funding. In order to complete the third year exploration program we will incur costs of approximately $33,300 which will require us to raise additional funding.

In the event our board of directors, in consultation with an independent consulting geologist, chooses to complete the third year mineral exploration program in the summer of 2008, we will require additional financing. The objective of the third year exploration program is to identify areas that have a strong likelihood of hosting mineral deposits that can be explored using diamond drilling methods.

A fourth year exploration program, if undertaken, would likely in the summer of 2009. This program would entail Diamond Drilling of between 1,500 to 3,000 feet in 5 to 10 holes.

In the event we incur mineral exploration expenses beyond the first and second years of our mineral exploration program, we will need to raise the entire amount of the exploration program along with additional funds to meet ongoing working capital needs.

Upon the completion of the first four years of exploration phases, or any additional programs, which are successful in identifying mineral deposits, we will have to spend substantial funds on further drilling and engineering studies before we know that we have a mineral reserve. A mineral reserve is a commercially viable mineral deposit.

During this exploration stage Mr. Iversen, our President, will only be devoting approximately five to ten hours per week of his time to our business. We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work is being performed by outside consultants. If, however, the demands of our business require more business time of Mr. Iversen such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to devote more time to our business. However, he may not be able to devote sufficient time to the management of our business, as and when needed.

We currently have no specific plans to raise additional capital because the necessity of raising additional capital will be based upon the results of the first and second years of our exploration program. Our management intends to formulate plans regarding the necessity of securing additional funding following our receipt of the results of the first two years of the exploration program. In the event that we require additional funding, we anticipate that such funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration program, should we decide to proceed. We believe that debt financing will not be an alternative for funding any further phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing.

We anticipate that we will incur the following expenses over the next twelve months:

$8,300 in connection with the completion of the initial phase of our recommended geological work program

$33,000 for operating expenses. Of this amount we plan to spend approximately $17,400 on general, legal, accounting and administrative expenses associated with our becoming a reporting issuer under the Securities Exchange Act of 1934 and approximately $15,600 relating to working capital. We have allocated this $15,600 of working capital to office services to be provided by Evanston Management Ltd.

The following table is a summary of the various costs and fees we anticipate that we will incur through 2009 to implement the exploration of the Johnson mineral claims:

	2006	2007	2008	2009
Exploration expenses	$8,300	$8,300	$33,300	$157,000
Payment of personal fees to Mr. von Einsiedel	$2,100	$9,500	$29,000	-
Legal and Accounting fees	$17,718	$10,000	$10,000	$10,000
Payments for administrative services	$15,600	$15,600	$15,600	$15,600
Payments to consulting geologist	-	$1,200	-	-
Total	$43,718	$44,600	$87,800	$183,300

The following table is a summary of how we utilized proceeds received from the sales of our securities to all stockholders at the present time as follows:

Type of Expense	Amount
Payments for Administrative Services	$ 7,361
Transfer Agent Fees	$ 970
Filing and incorporation fees	$ 900
Legal and Accounting Fees	$18,392
Payment of personal fees to Mr. von Einsiedel	$ 2,112
Payments to consulting geologist	$ 1,356
Exploration expenses	$ 8,560

We had working capital in the amount of $91,928 as of October 31, 2005. Our total expenditures over the next twelve months are anticipated to be approximately $43,700. If we proceed with the second year of our exploration program in 2007, we will have sufficient working capital to finance our second year of operations. In the event we determined to complete the third or fourth year of our exploration program, we will need to raise additional funds to meet ongoing working capital needs. We have not taken any specific steps nor have any specific plans to raise additional capital at the present time.

We do not have plans to purchase any significant equipment or change the number of our employees during the next twelve months. Accordingly, after the next twelve months, we will need to obtain additional financing for any new significant operational or exploratory expenses.

Off Balance Sheet Arrangements

As of October 31, 2005, there were no off balance sheet arrangements.

Results of Operations for Period Ending October 31, 2005

We did not earn any revenues from inception through the period ending October 31, 2005. We do not anticipate earning revenues until such time that we exercise our option and have entered into commercial production of the Johnson mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on the Johnson mineral properties, or if such resources are discovered, that we will enter into commercial production.

We incurred operating expenses in the amount of $15,847 from our inception on April 13, 2005 until our first year ended on October 31, 2005. These operating expenses included professional fees in connection with our corporate organization, in the amount of $12,282, and office and administration expenses in the amount of $3,250. The professional fees incurred since our inception on April 13, 2005 to our first fiscal year end of October 31, 2005 primarily consisted of legal fees. We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to undertaking the additional phases of our geological exploration program and the professional fees that we will incur in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

We had cash of $108,348 and working capital of $91,928 as of October 31, 2005, our first fiscal yearend.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities.

Corporate Offices

Evanston Management Ltd. currently provides us with telephone answering, secretarial and mail services. This arrangement is on a month-to-month basis with no formal written agreement in place and the parties have agreed to monthly payments in the amount of $1,300.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock. There is presently no public market for our common stock. We intend to contact an authorized Over-The-Counter Bulletin Board market maker for sponsorship of our securities on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. Currently, we or anyone acting on our behalf has requested or encouraged any broker-dealer to act as a market-maker for our securities. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of he rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (f)

contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have forty eight (48) holders of record of our common stock.

Rule 144 Shares
10,000 shares of our common stock will be available for resale to the public after April 13, 2006 and an additional 4,990,000 shares of our common stock will be available for resale to the public after July 27, 2006, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:
1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 71,067 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 100% of the total shares that may be sold, at least partially, pursuant to Rule 144 after April 13, 2006.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business, or;

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our President for all services rendered in all capacities to us for our first fiscal year ended October 31, 2005.

Annual Compensation					Long Term Compensation
Name	Title	Year	Salary	Bonus	Other annual Compensation	Restricted Stock Awarded	Options/ SARs (#)	LTIP payouts	All Other Compensation
Robert Iversen	President & Chief Financial Officer, Director	FYE October 31 2005	$0	$0	$0	0	0	0	0

We do not pay to our directors or officers any salary or consulting fee. We anticipate that compensation may be paid to officers in the event that we decide to proceed with additional exploration programs beyond the second stage program.

We do not pay to our director any compensation for serving as a director on our board of directors.

Stock Option Grants

We did not grant any stock options to the executive officers during our first fiscal year which ended October 31, 2005. We have also not granted any stock options since October 31, 2005.

Financial Statements

Index to Financial Statements:

1. Audited consolidated financial statements for the period ended October 31, 2005 including:

F-1  Report of Independent Registered Public Accounting Firm;

F-2  Balance Sheet;

F-3  Statement of Operations;

F-4  Statement of Cash Flows;

F-5  Statement of Stockholders' Equity; and

F-6-10  Notes to Financial Statements.

EDGEMONT RESOURCES CORP.
(An Exploration Stage Company)

FINANCIAL STATEMENTS

OCTOBER 31, 2005
(Stated in U.S. Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
Edgemont Resources Corp.
(An exploration stage company)

We have audited the accompanying balance sheet of Edgemont Resources Corp. (an exploration stage company) as of October 31, 2005 and the related statements of operations, cash flows, and stockholders’ equity for the period ended October 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at October 31, 2005 and the results of its operations and its cash flows for the period ended October 31, 2005 in conformity with U.S. generally accepted accounting principles.

Vancouver, Canada                                                                                                                                                                                                                “Morgan & Company”

November 17, 2005                                                                                                                                                                                                                  Chartered Accountants

EDGEMONT RESOURCES CORP.
(An Exploration Stage Company)

BALANCE SHEET

OCTOBER 31, 2005
(Stated in U.S. Dollars)

ASSETS

Current
Cash	$108,348

LIABILITIES

Current
Accounts payable and accrued liabilities	$16,007
Advances due to director (Note 3)	413
16,420
STOCKHOLDERS’ EQUITY

Share Capital (Note 4)
Authorized:
90,000,000 common shares with a par value of $0.001 per share
10,000,000 preferred shares with a par value of $0.001 per share

Issued and outstanding:
7,106,700 common shares as at October 31, 2005	7,107

Additional paid-in capital	100,668

Deficit Accumulated During The Exploration Stage	(15,847)
91,928

$108,348

The accompanying notes are an integral part of these financial statements

EDGEMONT RESOURCES CORP.
(An Exploration Stage Company)

STATEMENT OF OPERATIONS

PERIOD FROM INCEPTION, APRIL 13, 2005, TO OCTOBER 31, 2005
(Stated in U.S. Dollars)

Revenue	$-

Expenses
Office and filing fees	800
Foreign exchange gain	(485)
Management fees	3,250
Professional fees	12,282

Net Loss For The Period	$15,847

Basic And Diluted Loss Per Share	$(0.00)

Weighted Average Number Of Shares Outstanding	3,026,040

Prior year comparative figures are not presented because the Company was incorporated on April 13, 2005.

The accompanying notes are an integral part of these financial statements

EDGEMONT RESOURCES CORP.
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

PERIOD FROM INCEPTION, APRIL 13, 2005, TO OCTOBER 31, 2005
(Stated in U.S. Dollars)

Cash Flows From Operating Activities
Net loss for the period	$(15,847)

Adjustments To Reconcile Net Loss To Net Cash Provided By Operating Activities
Exchange gain	(485)
Accounts payable and accrued liabilities	16,007
Net cash used by operating activities	(325)

Cash Flows From Financing Activities
Issue of common stock	107,775
Advances due to director	413
Effect of exchange rate changes on cash	485
Net cash provided by financing activities	108,673

Net Increase In Cash	108,348

Cash, Beginning Of Period	-

Cash, End Of Period	$108,348

Supplementary cash flow information

Interest Paid	$-

Income Taxes Paid	$-

Prior year comparative figures are not presented because the Company was incorporated on April 13, 2005.

The accompanying notes are an integral part of these financial statements

EDGEMONT RESOURCES CORP.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

PERIOD FROM INCEPTION, APRIL 13, 2005, TO OCTOBER 31, 2005
(Stated in U.S. Dollars)

	COMMON STOCK			DEFICIT
	NUMBER			ACCUMULATED
	OF		ADDITIONAL	DURING THE
	COMMON	PAR	PAID-IN	EXPLORATION
	SHARES	VALUE	CAPITAL	STAGE	TOTAL

April 13, 2005 - Shares issued for cash at $0.01	10,000	$10	$90	$-	$100
July 27, 2005 - Shares issued for cash at $0.01	4,990,000	4,990	44,910	-	49,900
August 31, 2005 -- Shares issued for cash at $0.025	2,084,000	2,084	50,016	-	52,100
October 28, 2005 - Shares issued for cash at $0.25	20,000	20	4,980	-	5,000
October 31, 2005 - Shares issued for cash at $0.25	2,700	3	672	-	675

Net loss for the period	-	-	-	(15,847)	(15,847)

Balance, October 31, 2005	7,106,700	$7,107	$100,668	$(15,847)	$91,928

The accompanying notes are an integral part of these financial statements

EDGEMONT RESOURCES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2005
(Stated in U.S. Dollars)

1. OPERATIONS

Organization

The Company was incorporated under the laws of the State of Nevada, U.S.A., on April 13, 2005. The Company’s principal executive offices are in Vancouver, British Columbia, Canada.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. The Company was formed for the purpose of acquiring exploration and development stage natural resource properties. The Company has not commenced business operations.

2.	SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)	Exploration Stage Company

The Company is an exploration stage company as defined in the Statements of Financial Accounting Standards No. 7. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

EDGEMONT RESOURCES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2005
Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

b)	Mineral Properties and Exploration Expenditures

The Company records its interest in mineral properties at cost. The Company expenses all costs incurred on mineral properties to which it has secured exploration rights, other than acquisition costs, prior to the establishment of proven and probable reserves. When proven and probable reserves are determined for a property and a feasibility study with respect to the property then subsequent exploration and development costs of the property will be capitalized. The Company regularly performs evaluations of its investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. All long lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable, utilizing established guidelines based upon discounted future net cash flows from the asset or upon the determination that certain exploration properties do not have sufficient potential for economic mineralization. To date, the Company has not established the commercial feasibility of its exploration prospects. Therefore, all costs have been expensed. To date there have been no mineral property impairments.

c)	Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 - “Accounting For Income Taxes” (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion, or all if a deferred tax asset, will not be realized, a valuation allowance is recognized.

EDGEMONT RESOURCES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2005
Stated in U.S. Dollars)

2 SIGNIFICANT ACCOUNTING POLICIES (Continued)

d)	Cash and Cash Equivalents

For purposes of the consolidated balance sheet and consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. At October 31, 2005, the Company had no cash equivalents.

e)  Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash.

f)	Financial Instruments

The Company’s financial instruments consist of cash, accounts payable and accrued liabilities, and advances due to director.

Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

g)	Basic and Diluted Loss Per Share

In accordance with SFAS No. 128, “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At October 31, 2005, the Company has no common stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

h)	Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

i)	monetary items at the rate prevailing at the balance sheet date;
ii)	non-monetary items at the historical exchange rate;
iii)	revenue and expense at the average rate in effect during the applicable accounting period.

EDGEMONT RESOURCES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2005
Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

i)	Use of Estimates

The preparation of consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Actual results may differ from the estimates.

j)	Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R - “Share Based Payment”. SFAS No. 123R is a revision of SFAS No. 123 - “Accounting for Stock Based Compensation”, and supersedes APB Opinion No. 25 - “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS No. 123R requires that the compensation cost relating to share based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS No. 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

EDGEMONT RESOURCES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2005
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

j) Recent Accounting Pronouncements (Continued)

In December 2004, the FASB issued SFAS No. 153 - “Exchanges of Non-Monetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29 - “Accounting for Non-Monetary Transactions” is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS No. 123R. The Company will consider SAB 107 during implementation of SFAS No. 123R.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, could have a material effect on the accompanying financial statements.

3.	RELATED PARTY TRANSACTION

The Company’s president and director has made payments on behalf of the Company to suppliers in the amount of $413. These amounts were advanced without interest and are due on demand.

4.	SHARE CAPITAL

On April 13, 2005, the Company sold 10,000 shares of its common stock at $0.01 per share for cash.

On July 27, 2005, the Company sold 4,990,000 shares of its common stock at $0.01 per share for cash.

EDGEMONT RESOURCES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2005
(Stated in U.S. Dollars)

4.	SHARE CAPITAL (Continued)

On August 31, 2005, pursuant to an offering memorandum dated August 15, 2005, the Company sold 2,084,000 of its common stock at $0.025 per share for cash.

On October 28, 2005, pursuant to an offering memorandum dated September 15, 2005, the Company sold 20,000 of its common stock at $0.25 per share for cash.

On October 31, 2005, pursuant to an offering memorandum dated September 15, 2005, the Company sold 2,700 of its common stock at $0.25 per share for cash.

5. SUBSEQUENT EVENT

On November 3, 2005 the Company incorporated a wholly-owned subsidiary, ERC Explorations Ltd. (a British Columbia corporation), which has been inactive subsequent to its incorporation.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as  a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$67
Federal Taxes	$	Nil
State Taxes and Fees	$	Nil
Listing Fees	$	Nil
Printing and Engraving Fees		$500
Transfer Agent Fees		$1,000
Accounting fees and expenses		$5,000
Legal fees and expenses		$20,000
Total		$26,567

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We issued 10,000 shares of common stock on April 13, 2005 to Mr. William Iversen, our president, chief financial officer and sole director. We issued 4,990,000 shares of common stock to Mr. William Iversen on July 27, 2005. Mr. Iversen acquired these shares at a price of $0.01 per share. We received $50,000 from these issuances. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

We completed an offering of 2,084,000 shares of our common stock at a price of $0.025 per share to a total of six purchasers on August 31, 2005. The identity of these six purchasers is included in the selling shareholder table set forth above. The total amount we received from this offering was $52,100. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser in accordance with Regulation S and the transfer agent affixed the appropriate legends. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 20,000 shares of our common stock at a price of $0.25 per share to a total of forty purchasers on October 28, 2005. The identity of these forty three purchasers is included in the selling shareholder table set forth above. The total amount we received from this offering was $5,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts. No registration rights were granted to any of the purchasers.

We issued 2,700 shares of our common stock at a price of $0.25 per share to a single purchaser on October 31, 2005. The identity of this single purchaser is included in the selling shareholder table set forth above. The total amount we received from this offering was $675. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

The availability of Regulation S is dependent upon the satisfaction of a series of requirements:

(1)	Rule: All offers and sales must be made in offshore transactions.
Compliance: All offers and sales were made to non-U.S. residents. Each subscriber is a resident of Canada.

(2)	Rule: No directed selling efforts can be made in the United States by us, a distributor, their affiliates, or any person acting on behalf of any of the foregoing.
Compliance: No directed selling efforts were made in the United States.

(3)           Rule: The issuer must satisfy the conditions of Category 1, 2 or 3 of Rule 903, Regulation S.
Compliance: We have complied with the conditions of Category 3 of 903(b):

(a)	Rule: Offering restrictions must be implemented.
Compliance: We implemented offering restrictions in the Subscription Agreements with investors;

(b)	Rule: All offers or sales made prior to the expiration of a one-year distribution compliance period may not have been made to a U.S. person or for the account or benefit of a U.S. person.
Compliance: The purchasers in this offering are non-U.S. residents. These purchasers have not offered or sold their shares to date. Their shares are being registered as part of this form SB-2 registration statement;

(c)	Rule: Offers or sales made prior to the expiration of a one-year distribution compliance period must have been made pursuant to the following four conditions:

i.
Rule: The purchaser of the securities certified that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person or is a U.S. person who purchased securities in a transaction that did not require registration under the Act.

Compliance: The purchasers in this offering so agreed in their Subscription Agreement.

ii.
Rule: The purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act.

Compliance: The purchasers in the offering so agreed in the Subscription Agreement.

iii.
Rule: The issuer's securities contained a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act.

Compliance: A restricted legend, as described below, has been affixed to each purchaser's share certificate representing all shares purchased in the offering made under Regulation S in the event that such share certificates are issued prior to the effective date of this prospectus.

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE

SOLD, PLEDGED, HYPOTECATED, OR OTHERWISE TRANFERRED IN THE UNITED STATES BY A U.S. PERSON UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT IS APPLICABLE OR AS OTHERWISE PROVIDED IN REGULATION S PROMULGATED UNDER SUCH ACT. NO OFFERS OR SALES OR TRANSFER (INCLUDING INTERESTS THEREIN) MAY BE MADE OF ANY OF THE SECURITIES IN THE UNITED STATES OR TO A U.S. PERSON OR FOR THE ACCOUNT AND BENEFIT OF A U.S. PERSON, EXCEPT AS PERMITTED BY REGULATION S."

iv.
Rule: The issuer is required, either by contract or a provision in its bylaws, articles or charter or comparable documents, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if the securities are in bearer form or foreign law prevents the issuer of the securities from refusing to register securities transfers, other reasonable procedures (such as the Regulation S legend described above) are implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

Compliance: Edgemont Resources Corp. and each subscriber both agreed in their respective Subscription Agreement that we will refuse to register any transfer of these Regulation S shares not made in accordance with the above-stated rule.

(d)
Rule: Each distributor selling securities to a distributor, a dealer, or a person receiving a selling commission, fee or other remuneration, prior to the expiration of a 40-day distribution compliance period in the case of debt securities, or a one-year distribution compliance period in the case of equity securities, sends a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor.

Compliance: Not applicable to facts of offering.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
4.1	Sample Share Certificate (1)
5.1	Opinion of Cane Clark LLP, with consent to use (1)
10.1	Property Option Agreement between ERC Exploration Ltd., Ram Exploration Ltd. and Mr. Carl von Einsiedel (1)
21.1	Subsidiaries of Small Business Issuer (1)
23.1	Consent of Morgan & Company, Chartered Accountants
23.2	Consent of Carl von Einsiedel, P. Geo.
23.3	Consent of Cane Clark LLP as to the legality of the shares of common stock being registered (included in Exhibit 5.1)
99.1	Summary of Verbal Agreements (2)
(1)	Previously filed as an exhibit to the registration statement on Form SB-2 filed on December 22, 2005
(2)	Previously filed as an exhibit to Amendment No. 1 to the registration statement on Form SB-2 filed on February 9, 2006

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
, and;

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on February 21, 2006.

   EDGEMONT RESOURCES CORP.

By:	/s/ William Iversen
William Iversen
President, Chief Financial
Officer, and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By:	/s/ William Iversen
William Iversen
President, Chief Financial
Officer, and Director
February 21, 2006